MASTER FACTORING AGREEMENT

THIS MASTER FACTORING AGREEMENT (this "**Agreement**") is made and entered into as of the 26 day of August, 2005, by and between **Brooklyn Cheesecake & Desserts Company, Inc. ("BCDC")**, a corporation organized and existing under the laws of New York (formerly Creative Bakeries, Inc.) and **J. M. Specialties, Inc. ("JMS"), d/b/a Brooklyn Cheesecake & Desserts, a/k/a Chatterly Elegant Desserts,** a corporation organized and existing under the laws of New Jersey (BCDC and JMS are referred to throughout this Agreement as "you", "your" and "yours"), and ROCKLAND CREDIT FINANCE LLC, a Maryland limited liability company (referred to throughout this Agreement as "we", "us", "our" and "ours").

1. PURCHASE AND SALE OF ACCOUNTS RECEIVABLE

1.1. Scope of Agreement. This Agreement contains the general terms and conditions under which, from time to time during the Term, you may offer and sell to us and we may accept and purchase from you in our sole and absolute discretion certain of your Accounts specifically identified to this Agreement pursuant to Paragraph 1.2. As used herein, the term "**Accounts**" means, collectively, accounts, contract rights and other forms of obligation arising in the ordinary course of business from the sale or lease of goods or rendition of services.

1.2. Implementation. Each purchase and sale of Accounts hereunder shall be evidenced by our mutual execution of an Assignment and Transfer of Accounts Receivable substantially in the form of Exhibit A (each an "**Assignment**"). (An Account identified in a duly executed Assignment is hereinafter called an "**Assigned Account**.") Each purchase of Accounts shall be subject to all of the terms and conditions of this Agreement, which terms and conditions shall be deemed incorporated by reference into each Assignment. An Account shall be deemed accepted by us upon and only upon our execution and delivery to you of the applicable Assignment. In connection with evaluating Accounts proposed for factoring hereunder, we reserve the right to conduct such due diligence and verifications and to impose such related requirements as we may reasonably determine, including but not limited to investigating the credit rating and/or credit history of the customer obligated on the Account and requiring an enforceable written contract between you and such customer upon terms acceptable to us.

1.3. Effect of Assignment. Without the necessity for further action, each Assignment shall automatically vest in us all of your right, title and interest in and to the Assigned Accounts together with (a) full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in our name or otherwise, (b) any notes or drafts related thereto, (c) the contracts under which such Accounts arose, (d) your books and records relating thereto, whether written or recorded electronically on computer-readable discs or any other digital or machine-readable form or medium ("**Account Records**"), (e) any returned, rejected or repossessed goods (if any) giving rise to such Accounts, (f) your rights as an unpaid vendor or lienor, (g) all rights of stoppage in transit, replevin, repossession and reclamation, (h) all deposits and security therefor and guarantees thereof, (i) all rights to insurance proceeds resulting therefrom, and (j) all payments or other proceeds of the foregoing in any form (all of the foregoing being included in the term "Assigned Accounts"). Nothing contained in this Agreement or any Assignment shall be deemed to constitute an assumption by us of any liability with respect to or impose any duty or obligation upon us in favor of any Account Debtor or any other third party in connection with the Accounts.

1.4. Account Documentation. Upon acceptance by us of any Assignment Agreement, you will deliver to us: (a) copies of all documents evidencing the Accounts listed thereon and (b) such other documentation as we require, in form satisfactory to us in all respects. You will maintain all shipping documents, delivery receipts and invoices relating to Assigned Accounts, available for inspection and copying by us, and you will deliver them to us promptly upon our request. Each sale of Accounts will be reflected as a sale on your books and financial statements in accordance with generally accepted accounting principles.

1.5. Exclusivity. During the Term of this Agreement, you will not sell, factor, assign, or pledge any of your Accounts except to us or for our benefit under this Agreement, nor will you obtain or utilize any third-party line of credit except as we may otherwise agree in writing in our sole and absolute discretion.

2. FEES AND PAYMENT

2.1. Purchase Price. The purchase price for each Assigned Account shall be the net face value of the Account less the applicable Discount Fee (the "**Purchase Price**"), subject to the adjustments provided in Paragraph 2.3.

2.2. Discount Fee. As used herein, with respect to any Assigned Account, "**Discount Fee**" means a percentage of the net face value of the Account based on the number of days elapsing from and including the date of our acceptance of the Account to and including the date on which we shall have collected the Account in full in good funds, all as set forth more particularly in the table immediately below, provided that in no event shall the Discount Fee be less then twenty-five dollars ($25.00).

Days Elapsed	Discount Fee
0-15	1.25%
16-30	2.5%
31-45	3.75%
46-60	5.0%
61-75	6.25%
76-90	7.5%
Over 90 days	1.25% for each period of 15 days (or portion thereof) elapsing until collection
Default	Net Remaining Funds (Assigned Account net value less Advance Payment associated)

2.3. Payment.

2.3.1. Upon our acceptance of each Assignment, we will pay to you on account of the Purchase Price an amount equal to eighty percent (80%) (the "**Advance Rate**") of the aggregate net face value of the Assigned Accounts covered thereby (the "**Advance Payment**"); provided, however, that at our election and upon notice to you at any time after the occurrence of an Event of Default, the Advance Rate shall be reduced by thirty percent (30%) (or such lesser percentage as we in our sole and absolute discretion may determine) for any or all subsequent Assignments or individual Assigned Accounts. With respect to any Assigned Account, on or before the fifth business day following the date on which we have collected all of such Account in full in good funds, we will pay to you the balance of the Purchase

Price for such Account, if any, minus all returns, credits, allowances and discounts on the shortest or, at our option, on any alternative terms of sale offered by you to Account Debtors, and all other unpaid sums, liabilities, and Obligations with respect to such Account charged or chargeable to your account under Section 3 or otherwise under this Agreement ("**Chargebacks**").

2.3.2. Upon our receipt of any payment with respect to an Account other than an Assigned Account, so long as you are not in default of any your Obligations hereunder, we shall remit such payment to you or, at your request, apply such payment as you may direct, subject to any then outstanding Chargebacks. Remittances required by this subparagraph 2.3.2 will be paid to you weekly except as otherwise directed by you.

2.3.3. With respect to any Assigned Account, if due to the passage of time the excess of the net face value of the Account over our Advance Payment is less than the accrued Discount Fee: (a) the Purchase Price of such Account shall deemed to be the amount of the Advance Payment and you shall be entitled to no further payment in respect thereof; and (b) you shall be liable to us for the amount of such deficiency as the same may accrue until collection.

2.4. Minimum Volume Fee. Any provision of this Agreement to the contrary notwithstanding, if as of the close of any month the average monthly aggregate net face value of all Accounts offered by you and purchased by us during the three-month period then ended is less than $100,000 (the "**Guaranteed Monthly Volume**"), you will pay to us as a supplemental fee for the month then ended an amount equal to the Discount Fee we would have earned on the difference, assuming collection within 30 days (the "**Minimum Volume Fee**").

2.5. Noncompliance Fees. Without limiting any of our general rights and remedies for breaches of this Agreement by you:

2.5.1. If you fail for any reason to include the legend required by the last sentence of Subparagraph 3.1.1 on any invoice representing an Account, we may assess and if so you will pay on demand a missing notation fee in the amount of fifteen percent (15%) of the net face value of such Account.

2.5.2. If you receive any payment on an Account and fail to comply with the provisions of Subparagraph 3.1.3, we may assess and if so you will pay on demand a misdirected payment fee in the amount of fifteen percent (15%) of the net face value of such Account.

2.6. Exit Fee. If you elect to terminate this Agreement pursuant to Subparagraph 8.2.1 and the effective date of termination is other than the last day of the initial period or any renewal period, as the case may be, you will pay to us on or before the termination date an exit fee equal to the Discount Fees we would have earned each month on the Guaranteed Monthly Volume (assuming collection within 30 days) multiplied by the number of months remaining in the Term, duly prorated as necessary for any partial months. Such fee shall be in addition to, and not in lieu of, the Minimum Volume Fee, if any, assessable for the month in which this Agreement is terminated.

2.7. Charge in Lieu of Payment. In our sole discretion, we may charge your account for all fees and other amounts you are required to pay us under this section.

3. COLLECTION OF ACCOUNTS

3.1. Collection Procedure.

3.1.1. During the term of this Agreement and continuing until a Assigned Accounts and all of your Obligations hereunder have been pai fully paid and performed, you shall promptly (and we at our option may notify in writing all persons obligated to make payments on or with respect to any Account (collectively, "**Account Debtors**") (i) that you have granted to us a security interest in the Account or, if applicable, that the Account has been sold and that the amount due or to become due has been assigned to us, (ii) that payment is to be made to us (and not to you) into a designated lockbox over which we have exclusive dominion, control and power of access and withdrawal (a "**Lockbox**"), and (iii) that all checks and other items of payment in respect of the Account are to be made payable to our order. You will (and we at our option may) obtain from each Account Debtor written acknowledgment by such Account Debtor confirming its receipt of such notice. On and after the date hereof, you shall also include such notice plainly and conspicuously as a legend on the face of each invoice you issue representing an Assigned Account.

3.1.2. You hereby authorize us at our option and in our sole discretion to collect and receive payments directly from Account Debtors in our own name. If we elect to exercise this option with respect to any Account, you shall (and we at our option may) include in the notices required under Subparagraph 3.1.1 a further statement that the Account represented thereby has been sold and assigned to us and that the Account Debtor shall make all checks in respect of the Account payable to us or our designee.

3.1.3. If you receive any payment on any Account, you shall immediately remit such payment in the form received (with any necessary endorsement) directly to us. Until so remitted, you will hold such payment in trust for us separate and apart from all of your other funds.

3.2. Power of Attorney. You hereby irrevocably constitute and appoint us, or any of our agents or employees, as your lawful attorney-in-fact (without requiring us to act as such), coupled with an interest, to exercise at any time any of the following powers: (i) to receive, endorse and deposit all payments from Account Debtors; (ii) to transmit to any party the notices required by Subparagraph 3.1.1; (iii) to institute any proceedings deemed by us necessary to effect collection of Accounts; (iv) to settle, compromise or litigate any dispute concerning any Account; and (v) to execute in your name such documents, instruments and affidavits as we may require from time to time in order to evidence and perfect our security interest in the Collateral or (without waiving your representation in Subparagraph 5.5.5) to satisfy any statutory condition to payment of an Account under applicable law. Any act of ours as your lawful attorney-in-fact shall not render us liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law.

3.3. Costs and Expenses. You will reimburse us on demand for any and all fees, costs, and expenses (including but not limited to reasonable attorneys' fees) incurred by us in connection with protecting, maintaining, preserving or enforcing your Accounts and/or our rights under this Agreement or in connection with any bankruptcy, insolvency, or similar proceeding involving you or your assets; making lien or title examinations or filing notices with respect to your Accounts; defending or prosecuting any action or proceeding related to this Agreement; and filing and recording financing statements (including amendments thereto and continuation statements thereof) and termination statements under the UCC relating to our security interest in the Collateral.

3.4. Disputes. You will notify us promptly of any Dispute concerning an Account. If we request you to do so, you will use your best efforts to settle the Dispute. Alternatively, we may (but shall be under no obligation to) attempt to settle, compromise or litigate the Dispute upon such terms as we in our sole discretion deem advisable, for your account and risk and at your sole expense. In no event shall you shall settle, compromise or adjust any Account or grant any additional discounts, allowances or credits thereon

without in each case our prior written consent. As used herein, "**Dispute**" means any actual or alleged defense, counterclaim, offset, dispute or other claim asserted by the Account Debtor with respect to an Account other than the Account Debtor's Insolvency. "**Insolvency,**" with respect to an Account Debtor means the financial inability of an Account Debtor to make payment at maturity unless the relevant Account is the subject of a Dispute.

3.5. Indemnification. You will indemnify and defend us and hold us harmless from and against any and all liabilities, claims, costs and expenses (including but not limited to reasonable attorneys' fees and court costs) related to or arising out of our commercially reasonable efforts to collect or attempt to collect any Account.

3.6. No Agency. Any provision of this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed to constitute us as your agent or to obligate us to assume any of your obligations with respect to any Account. We will not have any liability for any error or omission or delay occurring in the settlement, collection or payment of any Account.

4. RECOURSE

4.1. Repurchase of Accounts. In the event that (a) an Assigned Account becomes the subject of a Dispute, (b) there exists any breach of your representations, warranties or covenants under this Agreement with respect to an Assigned Account, (c) an Assigned Account is not paid on or before the expiration of ninety (90) days from its invoice date (such an Account being hereinafter referred to as a "**Late Account**"), or (d) we reasonably deem ourselves insecure with respect to any Assigned Account in light of material changes in the creditworthiness of the Account Debtor or otherwise, then and in any such event you shall immediately upon demand by us (whether written or oral) repurchase the Account from us for a purchase price (the "**Account Repurchase Price**") equal to (i) the sum of the Advance Payment for such Account plus any and all accrued fees hereunder (calculated to the date of repurchase) and unreimbursed costs and expenses associated with such Account minus (ii) the paid portion of such Account, if any. With respect to any Assigned Account that becomes the subject of a Dispute, your obligations under this paragraph are irrespective of any accord and satisfaction of such Account as against the Account Debtor by operation of Section 3-311 of the Uniform Commercial Code as adopted and in effect in the applicable jurisdiction (the "**UCC**").

4.2. Repurchase on Default. Without limiting our other remedies under this Agreement or applicable law, upon the occurrence of an Event of Default as hereinafter defined, you shall immediately upon demand by us (whether written or oral) repurchase from us all outstanding Assigned Accounts for the aggregate Account Repurchase Price calculated in accordance with Paragraph 4.1

5. REPRESENTATIONS AND WARRANTIES

To induce us to purchase Accounts from time to time, you make the following representations and warranties, each of which will survive the execution and delivery of this Agreement and will be deemed to be continuous and renewed as of the date of our acceptance of each Assignment. Such representations and warranties shall survive the termination of this Agreement.

5.1. General. As to Brooklyn Cheesecake & Desserts Company, Inc. you are a corporation duly organized, existing and in good standing under the laws of New York, and as to J.M Specialites, Inc. you are a corporation duly organized, existing and in good standing under the laws of New Jersey. The preamble to this agreement sets forth truly and accurately your exact legal name as registered in such jurisdiction. You do business exclusively under such names and use the trade name and/or fictitious name "Chatterly Elegant Desserts".

5.2. Authority and Enforceability. You represent and warrant that you have all requisite power and authority to execute, deliver and perform this Agreement, including each Assignment delivered hereunder. This Agreement has been duly and validly executed and delivered by you and constitutes your legal, valid, and binding obligation enforceable against you in accordance with its terms. The execution, delivery and performance of this Agreement by you does not contravene your articles of incorporation, by-laws or operating or partnership agreement, as applicable, or any other agreement, instrument, or commitment to which you are a party or by which you or any of your assets or properties are bound.

5.3. Place of Business. Your principal place of business and your books and records relating to the Accounts are located at the address set forth at the end of this Agreement.

5.4. Collateral. You are the sole owner of the Collateral free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing. As to inventory which is included in the Collateral, such inventory is not stored with a bailee, warehouseman or similar party without our prior written consent, is not stored with a bailee, warehouseman or similar party or under consignment to or from any person and is currently salable or usable in the normal course of your business.

5.5. With Respect to Accounts. With respect to each Assigned Account, you represent and warrant that:

5.5.1. You are the sole owner of the Account free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing.

5.5.2. You are not affiliated with and do not own, control, or exercise dominion, in any way whatsoever, over the business of the Account Debtor.

5.5.3. The Account represents an accurate and undisputed statement of indebtedness of the Account Debtor on account of a bona fide sale or lease of goods or the performance of services by you.

5.5.4. The Account is the valid obligation of and is legally binding upon the Account Debtor enforceable against the Account Debtor in accordance with its terms. All signatures and endorsements appearing on the invoices and documents relating to the Accounts are genuine, and all signatories and endorsers have full capacity and authority and were fully authorized to contract for the purchase or lease of the goods and/or services giving rise to the Account.

5.5.5. The Account is not subject to any Dispute, defense, offset, counterclaim or any allowance, deduction, contingency or condition.

5.5.6. The Account is not on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis.

5.5.7. To the best of your knowledge based on due inquiry, the Account Debtor is not Insolvent.

5.5.8. The sale of the Account to us is accurately and properly entered and reflected on your books and records.

6. COVENANTS

6.1. Periodic Reports. Until full and indefeasible payment of all of your Obligations hereunder, you will furnish to us the following information

regarding your operations and financial condition from time to time as specified:

6.1.1. Within twenty (20) days after the close of each month a balance sheet, income statement, and cash flow statement and copies of all bank statements and reconciliations each as of the last day of such month and year to date.

6.1.2. Within five (5) days after the close of each month, (a) an accounts payable aging and list and (b) an accounts receivable aging and list (whether or not such accounts are Assigned Accounts), in each case as of the last day of such month, in such form and containing such detail as we may reasonably require.

6.1.3. Copies of all receipts and other evidence of your payment of United States withholding, FICA and applicable state and local payroll taxes, in each case as such payments are made; and copies of any and all FICA and FUTA income tax withholding reports when and as filed.

6.1.4. Within sixty (60) days before the close of your fiscal year, a reasonable projection (including assumptions) of your sales and net income and operating expenses on a monthly basis through the end of the next succeeding fiscal year.

6.1.5. Within ninety (90) days following the close of your fiscal year, a balance sheet and income statement as of the close of such fiscal year and for the year then ended.

6.1.6. Copies of your federal income tax returns (together with all schedules) and extensions requests, if any, when and as filed.

6.1.7. Such additional financial information regarding your operations and financial condition as we may require in our discretion from time to time.

6.2. Standards. All financial statements provided by you under this Section 6 shall be prepared in accordance with generally accepted accounting principles, consistently applied. You hereby represent and warrant that any and all financial statements provided by you are and shall be true, accurate and complete.

6.3. Field Audits. Upon reasonable notice by us, you will permit any authorized representative designated by us to visit your place or places of business during business hours and to inspect your books of account, records, correspondence and other documents and to make copies thereof and extracts therefrom. You authorize us to discuss your affairs, finances and accounts with your employees, agents, and independent certified public accountants or other parties preparing financial statements and/or tax returns for you or on your behalf. Any such inspection conducted after an Event of Default shall be at your sole cost and expense and you will reimburse us for such costs and expenses on demand.

6.4. Other Covenants. Until full and indefeasible payment of all of your Obligations hereunder:

6.4.1. You shall:

6.4.1.1. Comply in all material respects with all applicable laws, rules, regulations and orders applicable to your business;

6.4.1.2. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with past practice and/or as is usually carried by companies engaged in similar businesses in the same general areas in which you operate;

6.4.1.3. Maintain and preserve of your assets and properties, real and personal, in good working order and condition, ordinary wear and tear excepted;

6.4.1.4. Preserve and maintain your corporate existence and good standing, rights, franchises and privileges under applicable law;

6.4.1.5. Pay and discharge before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies imposed upon you or your property, and (ii) all lawful claims which, if unpaid, might by operation of law or otherwise become a lien upon your property;

6.4.1.6. Maintain yourself in good standing with any and all federal and state licensing and regulatory authorities and governmental agencies having jurisdiction over your activities; and

6.4.1.7. Comply fully with all laws, rules, regulations, and executive orders of federal, state and municipal governments, bureaus, commissions, agencies or any of them applicable to you or your assets or properties.

6.4.2. Without our prior written consent, which consent may be withheld in our sole and absolute discretion, you shall not:

6.4.2.1. Permit or consent to the creation or incurrence by you of any indebtedness or obligation for borrowed money, other than to us pursuant to this Agreement;

6.4.2.2. Make any material change in the nature of your business; or

6.4.2.3. Merge or consolidate with any other firm or corporation.

6.4.2.4. Grant, create, incur or suffer or permit to exist any mortgage, pledge, security interest in or lien upon, or for any other purpose assign or transfer, either absolutely or as collateral security, any of the Collateral except to or in favor of us pursuant to this Agreement or as we may otherwise agree in writing.

7. SECURITY AGREEMENT

7.1. Grant of Security Interest; Collateral Defined. To secure payment and performance of all of your obligations under this Agreement, including, without limitation, repurchase and indemnity obligations and obligations for costs and expenses (collectively, your "**Obligations**"), you hereby pledge, assign and grant to us a continuing lien and security interest in the following property, both now owned and existing and hereafter created, acquired and arising, regardless of where located (collectively, the "**Collateral**"):

7.1.1. All of your accounts, whether or not accepted by us or specifically sold to us;

7.1.2. All of your goods, including but not limited to inventory and equipment;

7.1.3. All of your general intangibles, chattel paper, commercial tort claims, deposit accounts, documents, instruments, investment property, letter-of-credit rights, letters of credit, and money;

7.1.4. All cash and non-cash proceeds and products of any of the foregoing, including any claim against third parties in any way related to the foregoing;

7.1.5. All rights which you now have or hereafter may have to the payment of money not otherwise included in the foregoing, including without limitation tax refunds and proceeds of insurance of every kind and description; and

7.1.6. All books and records relating to any of the foregoing, including but not limited to hard drives, compact disks, floppy disks, and/or other digital storage media comprising such records in whole or in part.

7.2. Financing Statements. Pursuant to Section 9-502 of the UCC, you hereby authorize us to file such financing statements (including amendments thereto and continuation statements thereof) as we may reasonably require in order to perfect our security interest in the Collateral

7.3. Cross Collateralization/Cross Guarantee. Each of BCDC and JMS guarantee the payment and not collection of the Obligations of the other hereunder including any indebtedness to us. Any security interest granted by either BCDC and JMS shall be security for payment of all Obligations of the other. No amendment, modification of or Addenum to this Agreement shall cause any term pursuant to this Section 7 to become ineffective. The guarantee of the others Obligations to us shall be memorialized by a separate Guaranty of Payment agreement.

7.4. Defined Terms. As used in this Section, uncapitalized terms describing categories of Collateral shall have the meaning, if any, respectively ascribed to such terms under the UCC.

8. TERM AND TERMINATION

8.1. Initial Term; Renewal. The term of this Agreement shall be an initial period of six (6) months, commencing on the date of the first above written. Unless terminated in accordance with Paragraph 8.2, this Agreement shall automatically renew for successive one (1) year periods without the necessity of any further notice or action on the part of either party hereto. (The period of effectiveness of this Agreement, including the initial period and any renewal period, is sometimes referred to herein as the "**Term**.")

8.2. Termination.

8.2.1. Subject to Paragraph 2.6, you may terminate this Agreement by written notice to us not less than sixty(60) days prior to the effective date of termination stipulated in such notice.

8.2.2. We may terminate this Agreement (i) at any time for our convenience by written notice to you upon not less than ten (10) days prior to the effective date of termination stipulated in such notice or (ii) immediately upon written or oral notice to you upon the occurrence of an Event of Default.

8.3. Survival of Terms. Notwithstanding the foregoing, the provisions of this Agreement and all of our rights and interests hereunder shall survive any termination pursuant to Paragraph 8.2 and shall continue in full force and effect until all Assigned Accounts and all of your Obligations hereunder have been paid fully paid and performed.

8.4. Termination Statement. At any time after later of (i) the effective date of the termination of this Agreement or (ii) the date on which all Assigned Accounts and all of your Obligations hereunder have been paid fully paid and performed, you may request and we will deliver to you UCC termination statements with respect to any and all recorded financing statements covering the Collateral then in our favor, provided such request is in writing and accompanied by a written general release by you in our favor in form and substance satisfactory to us and our counsel. To the maximum extent permitted by law, you hereby waive any and all statutory rights under Section 9-513 of the UCC to require us to deliver UCC termination statements in respect of the Collateral unless and until the conditions of this section have been satisfied.

9. DEFAULT AND REMEDIES

9.1. Events of Default. As used in this Agreement, "**Event of Default**" means any of the following:

9.1.1. Any material breach by you of any term, covenant, condition, representation or warranty under this Agreement.

9.1.2. Without limiting the generality of the foregoing, the existence of unresolved Disputes or any breach or breaches of your representations, warranties or covenants under this Agreement affecting or with respect to Assigned Accounts which, in the aggregate, constitute or exceed twenty-five percent (25%) (the "**Default Percentage**"), by face value or number, of all then outstanding Assigned Accounts.

9.1.3. The accumulation of Late Accounts (whether or not then outstanding) since the commencement of the Term which in the aggregate constitute or exceed, by face value or number, the Default Percentage of all Assigned Accounts since the inception of the Term.

9.1.4. Any failure by you to pay or reimburse us, as the case may be, any monetary amount to which we are entitled hereunder as and when the same shall become due.

9.1.5. Any material adverse change in your management, financial condition or business prospects or those of any guarantor of your Obligations.

9.1.6. The discontinuance or suspension of your present business operation.

9.1.7. Your becoming insolvent or unable to meet your debts as they mature, or the commencement against you of any proceeding for relief under any provision of any federal or state bankruptcy, insolvency or other similar law, or the filing or issuance against you of any injunction, attachment, judgment or lien on any of your property, or the appointment of a receiver, custodian or trustee of any kind for you or any of your property.

9.2. Remedies. In addition to any other remedies available to us under this Agreement or applicable law, upon and after the occurrence of an Event of Default:

9.2.1. We will have the right to enforce against you immediate payment of all of your Obligations.

9.2.2. With respect to the Collateral, we will have and may exercise all of the rights of a secured party under the UCC.

9.2.3. You hereby authorize and empower any attorney designated by us or any clerk of any court of record to appear for you in any court of record and confess judgment against you without prior hearing, in favor of us for and in the amount of your Obligations then outstanding plus costs of suit and attorneys' fees in an amount equal to 10% of the Obligations then outstanding. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as we shall deem necessary or desirable, for all of which this Agreement shall be a sufficient warrant.

9.2.4. We may notify the postal authorities to change the address for delivery of your mail to such address as we may designate and shall have the right to receive, open, and maintain in our custody any and all of your mail thereafter; provided, however, that we will turn over to you

any mail not related directly or indirectly to the enforcement of our remedies hereunder.

9.3. Remedies Cumulative. Each right, power and remedy provided for herein or otherwise existing shall be cumulative and concurrent and shall be in addition to every other right, power and remedy existing hereunder, by law or otherwise. The exercise by us of any one or more such rights, powers or remedies shall not preclude the simultaneous or later exercise by us of any or all such other rights, powers or remedies.

10. ARBITRATION

Any claim or demand arising out of any alleged breach of this Agreement or arising out of any dispute or controversy under or relating to this Agreement in which the amount in controversy is $100,000 or less, other than any confession of judgment proceeding pursuant to Subparagraph 9.2.3, shall be decided by a single arbitrator under the Rules of the American Arbitration Association. The prevailing party, as determined by the arbitrator, shall be awarded reasonable attorneys' fees and costs (including all arbitration fees and expenses of the arbitrator) incurred by that party in connection with the arbitration and any post-arbitration proceedings to enforce the award or otherwise. The award rendered by the arbitrator shall be final and binding on both of us and judgment on such award may be entered by either party in any court of competent jurisdiction. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement. Nothing herein contained shall be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

11. MISCELLANEOUS

11.1. Notices. Notices shall be deemed given to a party when sent or dispatched to such party by certified or registered mail or private overnight express mail, postage or charges prepaid, or by facsimile copy, at the address of such party set forth below its signature hereto, or to such other notice address as a party may designate by written notice to the other party.

11.2. Binding Effect. This Agreement will bind you and your successors and assigns, and will inure to the benefit of us and our successors and assigns.

11.3. No Assignment. You may not assign or transfer any of your rights or obligations under this Agreement without our prior written consent, which consent may be withheld by us in our sole and absolute discretion. Any assignment or transfer prohibited by this paragraph shall be null and void.

11.4. Complete Agreement. This Agreement and the related Assignments constitute the entire agreement between us with respect to the subject matter hereof and all previous agreements or discussions between us relating to the subject matter hereof, written or oral, are hereby terminated and/or superseded by this Agreement. This Agreement may be amended or modified only by a written instrument signed by both parties.

11.5. No Waiver. No delay or failure by us in exercising any of our rights or remedies shall operate as a waiver of such or of any other right or remedy, and no waiver shall be valid unless in writing signed by us and then only to the extent therein set forth.

11.6. Governing Law, Etc. This Agreement shall be deemed to have been made in the State of Maryland and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Maryland, without regard to conflict of laws principles.

11.7. Venue and Jurisdiction. Any judicial or arbitral proceeding arising out of or relating to this Agreement shall be brought and adjudicated (a) in the case of any Original Claim made by you against us, solely in Baltimore, Maryland, and (b) in the case of any Original Claim made by us against you, in Baltimore, Maryland, or, at our sole and exclusive option, anywhere within the jurisdiction where you are domiciled or have your principal place of business. As used in this Paragraph, "**Original Claim**" means the first formally commenced proceeding in connection with a matter or series of related matters, it being understood and agreed that any subsequently asserted claim, defense or counterclaim arising out of or relating to such matter or matters shall be subject to the same venue as the Original Claim. For purposes of any judicial proceeding under this Agreement, you hereby irrevocably consent, submit, and waive any and all objections to the personal jurisdiction of the state and federal courts of the State of Maryland over you and your affiliates.

11.8. Further Assurances. Each of us shall do, take, execute, acknowledge if required and deliver such further and additional acts, actions, documents, instruments or writings not specifically referred to herein as may be necessary, required, proper, desirable or convenient for the purpose of fully effectuating the provisions hereof.

11.9. Construction. This Agreement has been negotiated by the parties and shall be construed and interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

11.10. **WAIVER OF JURY TRIAL. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY EITHER PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT OR WHICH IN ANY WAY RELATES, DIRECTLY OR INDIRECTLY, TO THIS AGREEMENT OR ANY EVENT, TRANSACTION OR OCCURRENCE ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE DEALINGS OF THE PARTIES WITH RESPECT THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.**

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Brooklyn Cheesecake & Desserts Company, Inc.

By: ______________________ (SEAL)
[notarized signature of authorized officer]

Print Name: Ronald L Schutte

Title: Chairman CEO, President

Address: 20 Passaic Ave
Fairfield, NJ 07004

Fax #: 973 808 0207
Taxpayer I.D.#: 22-3576940

ROCKLAND CREDIT FINANCE LLC

By: ______________________ (SEAL)

Name: John Rock

Title: President

6 Park Center Court, Suite 212
Owings Mills, MD 21117
Phone #: 410-902-0393
Fax #: 410- 902-0893

State of NJ)
) TO WIT:
County of ESSEX)

I HEREBY CERTIFY, that on this 26 day of August, 2004, before me, a Notary Public of said State, personally appeared Ronald L Schutte, as Chairman, CEO, President and on behalf of Brooklyn Cheesecake & Desserts [full corporate name of client] known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that he/she executed the same for the purposes therein contained.

WITNESS my hand and Notarial Seal.

RAYMOND ARTHUR MORITZ
Notary Public NOTARY PUBLIC
My Commission Expires: STATE OF NEW JERSEY
MY COMMISSION EXPIRES AUGUST 22, 2008

J.M. Specialties, Inc.
d/b/a Brooklyn Cheesecake & Desserts
a/k/a Chatterly Elegant Desserts

By: ______________________ (SEAL)
[notarized signature of authorized officer]

Print Name: Ronald L. Schutte

Title: President

Address: ______________________

Fax #: ______________________
Taxpayer I.D.#: ______________________

State of NJ)
) TO WIT:
County of Essex)

I HEREBY CERTIFY, that on this 26th day of August, 2005 before me, a Notary Public of said State, personally appeared Ronald Schutte, as CEO, Chairman President and on behalf of Brooklyn Cheesecake & Dessert (full corporate name of client) known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that he/she executed the same for the purposes therein contained.

WITNESS my hand and Notarial Seal.

Raymond Arthur Moritz

Notary Public
My Commission Expires:

RAYMOND ARTHUR MORITZ
NOTARY PUBLIC
STATE OF NEW JERSEY
MY COMMISSION EXPIRES AUGUST 22, 2008

EXHIBIT A
TO MASTER FACTORING AGREEMENT

FORM OF ASSIGNMENT

See attached.

ADDENDUM NO. __ TO MASTER FACTORING AGREEMENT
(PURCHASE ORDER FINANCING AGREEMENT)

THIS ADDENDUM TO MASTER FACTORING AGREEMENT (this "**Addendum**") constitutes an addendum to the Master Factoring Agreement dated August 26, 2005 (the "**Factoring Agreement**"), between **Brooklyn Cheesecake & Desserts Company, Inc. ("BCDC")**, a corporation organized and existing under the laws of New York (formerly Creative Bakeries, Inc.) and **J. M. Specialties, Inc. ("JMS"), d/b/a Brooklyn Cheesecake & Desserts, a/k/a Chatterly Elegant Desserts,** a corporation organized and existing under the laws of New Jersey, a New Jersey corporation (referred to throughout this Addendum as "you"), and ROCKLAND CREDIT FINANCE LLC, a Maryland limited liability company (referred to throughout this Addendum as "we" or "us").

1. Scope and Purpose. This Agreement contains the general terms and conditions under which you may request and we in our sole discretion may provide financing to enable you to purchase goods, including raw materials, components and finished goods ("**Products**") from your suppliers ("**Suppliers**"), whether for direct shipment to your customers or to be held in inventory, for the purpose of fulfilling purchase orders ("**Customer Purchase Orders**") issued from time to time by your customers to you in the ordinary course (your "**Customers**"). Subject to our requirements as set forth herein including our reasonable determination of the conditions of sale by your Supplier to you, we may provide financing for your purchase of Products by a) paying the Supplier on your behalf, or b) establishing a form of a letter of credit in favor of Supplier, or c) issuing a guarantee of payment to the Supplier. We shall not be obligated to provide financing for any transaction other than those specifically approved by us as evidenced by our signature on each schedule you submit to us pursuant to this Agreement ("**Purchase Order Financing Schedule**"). No Purchase Order Financing Schedule shall be final or binding upon us unless and until it is executed by us and countersigned by you

2. Supplier Verification. You shall submit to us, with your Purchase Order Financing Schedule, such documents and correspondence as required herein and as others as we deem necessary, including, without limitation, copies of your purchase order to the Supplier ("**Product Purchase Order**") itemizing each item including quantity, unit cost, discounts and extension costs of such Product plus any shipping and handling and taxes evidencing your obligations for the Products specified therein. You shall also submit the contract ("**Supply Contract**") you have with the Supplier evidencing the terms and conditions of your purchase, or as the case may be, the manufacturing of the Product. You shall notify us of any preexisting obligations you may have to Supplier if they are included in your Product Purchase Order. We will confirm with the Supplier a) that your Product Purchase Order has been received by the Supplier, b) that the Product is or shall become available or manufactured as the case may be, c) the expected date and terms of shipment, and the costs including shipping, handling and taxes associated, and d) that Supplier has the ability to produce and ship, as necessary, the Product you are ordering. Notwithstanding the terms of the Product Purchase Order, we may request and you may agree to change such order to reflect terms of shipment and/or payment that are suitable to us for which we would not otherwise finance your costs of the Product Purchase Order. Except as otherwise provided in the applicable Purchase Order Financing Schedule, no transaction will be eligible for our consideration unless you have pre-sold the Products to a Customer pursuant to a firm written Purchase Order for a purchase price and on credit, delivery and other commercial terms acceptable to us in our sole discretion. In connection with evaluating any transaction, we will have the same due diligence and verification rights (including the right to collect information regarding the creditworthiness of the Customer) as we have with respect to Accounts proposed for factoring pursuant to Paragraph 1.2 of the Factoring Agreement. We will also have the right to confirm all Supply Contracts and purchase arrangements directly with your Supplier and any other matters relating to the delivery, supply, warehousing or shipment of Products.

3. Customer Verification. You shall submit to us, with your Purchase Order Financing Schedule, such documents as we shall require herein and others as we deem necessary, including without limitation, copies of the Customer Purchase Orders corresponding to your request for Product from Supplier. At no time will we approve the Purchase Order Financing Schedule unless and until we are satisfied that you have firm orders from your Customers for the Product and the terms and conditions of payment by your Customer are satisfactory. We will investigate each Customer's creditworthiness to determine their ability to pay their trade obligation timely. We will not be obligated to extend credit to you hereunder in respect of any Product Purchase Order if the corresponding Customer Purchase Order allows the Customer to pay after sixty (60) following receipt of Product.

4. Charges. In consideration of our services hereunder, in connection with each Purchase Order Financing Schedule, you will pay to us a service fee calculated on the principal amount of the Purchase Order Advance of three percent (3.0%) for the first period of thirty (30) days or part thereof and one percent (1%) for every subsequent 10 day period or part thereof from the Funding Date until the sooner of a) the date we purchase those accounts and accounts receivable to your Customer for shipment of the Product, or b) sixty (60) days from Funding Date. As used herein with respect to any Purchase Order Financing Schedule, the following terms have the following meanings: **"Purchase Order Advance"** means the amount of the letter of credit established by us, the amount secured by our payment guaranty, or the amount we pay to your Supplier pursuant to its sight draft, whichever may apply; and **"Funding Date"** means the date on which we establish the letter credit, issue our payment guaranty, or pay such sum, whichever may apply. You shall also be responsible and pay us for all bank and other charges associated with our issuance of a letter of credit to your Supplier.

5. Pro Forma Invoices. With each submittal of a Purchase Order Financing Schedule, you will attach all pro forma invoices (**"Pro Forma Invoices"**) you intend to bill your Customers for that Product. Each Pro Forma Invoice shall reference the Customer Purchase Order number(s), the quantity you expect to ship as a result of our funding the corresponding Product Purchase Order(s). You will also indicate the shipping terms, the unit rate for each item of Product and the amount due by the Customer when you fulfill the Customer Purchase Order or part thereof.

6. Purchase of Product/Supplier Payments. With respect to any approved Purchase Order Financing Schedule, the Product Purchase Order related thereto, and your request for payment to a Supplier for Products therefore, we shall not be obligated to credit to you and pay to the Supplier an amount of Purchase Order Advance greater than the lesser of a) seventy-five percent (75%) (**"Advance Rate"**) of the sum of those Pro-Forma invoices you have generated (or will generate) representing billing to your Customer for the Product to be received in respect of such approved Purchase Order Financing Schedule, or b) the actual amount of your Product Purchase Order to the Supplier (the lesser of a. or b. defined as the **"Maximum Schedule Obligation"**). Notwithstanding anything to the contrary contained herein, we shall not be obligated to extent additional Purchase Order Advances to you on any Purchase Order Financing Schedule if the sum of a) all Purchase Order Advances then outstanding plus b) new Purchase Order Advances you are requesting, plus c) all Advances then outstanding pursuant to the MFA exceeds or would exceed $500,000 (Five Hundred Thousand Dollars) (**"Maximum Investment"**).

7. Invoices. With each Purchase Order Financing Schedule and the corresponding Pro Forma Invoices associated, you shall submit to us an Assignment and Transfer ("A&T") agreement and Schedule A attached thereto (Exhibit A hereto) on which you shall list each and every Pro Forma Invoice, the Customer owing for same, and the amount of such invoice. Following shipping of the Product to the Customer in respect of Customer Purchase Order, you shall submit to us the final invoices ("Final Invoices") with the corrected billing information, if any, to your Customers related to the Pro Forma Invoices. Immediately following your shipment of Product to your Customers, you shall submit to us copies of bills of lading, packing slips, and other confirmatory documents evidencing shipment and receipt of Product by the Customer. We have the right to confirm receipt of the Product by the Customer, that the Product is in good and merchantable condition, and that the Customer agrees to the amount due for such Product

8. Costs and Expenses. You will be responsible for any and all (i) freight, warehousing, insurance, customs brokerage, and any and all other ancillary costs associated with your purchase of Products and fulfillment of Customer Purchase Orders and (ii) bank fees incurred by us in connection with establishing letters of credit, wiring funds to Suppliers or otherwise fulfilling or our obligations with respect to any Purchase Order Advance (collectively, **"Ancillary Costs"**). Without limiting the generality of Paragraph 3.3 of the Factoring Agreement, you will reimburse us on demand and we may charge your account for any and all Ancillary Costs paid by us and any and all other fees, costs, and expenses (including but not limited to reasonable attorneys' fees) incurred by us in connection with shipping, importing, protecting, maintaining and/or preserving the Products or enforcing our rights under this Addendum.

9. Settlement. Eligible Factoring Funds otherwise disbursable to you from time to time under the Factoring Agreement shall be first applied to the repayment of Purchase Order Advances until the principal amount of thereof together with accrued fees and interest shall be paid in full. Eligible Factoring Funds not so applied shall be disbursed to you in accordance with the Factoring Agreement. As used herein, **"Eligible Factoring Funds"** means any and all Advances, cash reserves, and other amounts otherwise payable to you pursuant to the terms of the Factoring Agreement. Notwithstanding the foregoing, each Purchase Order Advance together with accrued fees and interest shall be due and payable if a) the Supplier does not ship Product in respect of a Product Purchase Order within twenty (20) days of the Funding Date, or b) you do not ship or cause

to be shipped the Product to the Customer within ten (10) days from your receipt of the Product, but in any event, with full recourse to you, on the date which is sixty (60) days following the Funding Date. All payments and credits made on account of any Purchase Order Advance shall be applied first to fees and charges accruing hereunder, if any, then to accrued and unpaid interest, and the remainder, if any, shall be applied to the unpaid principal balance of such Advance.

10. Assigned Accounts. Notwithstanding anything to the contrary contained in the Factoring Agreement, upon execution of this Addendum, you shall hereafter assign to us all of your accounts owing by your customers whether or not we choose to purchase such accounts on terms provided in the Factoring Agreement. You shall submit to us copies of all of your invoices owing by your customers, and you shall also notify all your customers owing such accounts to direct payment for their obligations solely to us. Nothing contained in this section is intended nor shall it be construed as limiting or reducing our rights in regard to any of your accounts including the Assigned Accounts.

11. Security Interest. You agree with your execution hereunder that the security interest granted to us as set forth in the Factoring Agreement as collateral for all of your Obligations thereunder hereafter include all obligations pursuant to this Addendum.

12. Acceleration. All Purchase Order Advances together with accrued fees and interest thereon shall be and become immediately due and payable with full recourse to you upon the occurrence of any of the following: (a) your actual or threatened failure or inability to perform and fulfill any Customer Purchase Order in accordance with its terms for any reason whatsoever, whether within or beyond your control; (b) any cancellation of a Customer Purchase Order by the Customer, with or without cause; (c) any state of fact relating to a Product Purchase Order or Customers Purchase Order which would, if the resulting Account were purchased by us, constitute a breach of any of your representations and warranties with respect to such Account under Paragraph 5.5 of the Factoring Agreement; (d) if any information submitted by you in connection therewith contains an untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which such information was provided, in order to make the statements therein not misleading; or (e) any Event of Default.

13. Shipping Documents. Without limiting the generality of Paragraph 7.1 of the Factoring Agreement, as further security for your obligations and liabilities hereunder, you hereby grant to us a security interest in the right to possession of all shipping documents, warehouse receipts, policies or certificates of insurance, and other documents accompanying or relating to the merchandise financed by us under the terms of this Agreement, and to the proceeds of all of the foregoing items, until all Schedule Indebtedness have been fully paid to us and discharged.

14. Protection of Collateral. You will notify us if any Products ordered by the Product Purchase Order will be warehoused prior to shipment to the buyer. If third-party warehousing of the Products is necessary, you shall arrange to have the Products received in such warehouse facilities only upon our prior approval. You hereby grant us the unconditional right, and shall make such arrangements for us or our agents to have, unlimited access to the warehouse facilities and to the Products at all times during regular warehouse working hours. Should Products be delivered to your facility for redistribution you shall, as applicable, receive, organize for redistribution, and hold the Products separate from your goods and inventory we have not financed and the property of others.

15. Importer/Exporter of Records. For import transactions (where Products are imported into the US), you shall be the importer of record and Products shall be cleared through U.S. Customs by you. You shall arrange with all customs house brokers, who must be approved in advance by you, to have the Products cleared through U.S. Customs. For export transactions you shall be the exporter of record and shall arrange for the supply of products, their inland shipment and their export shipment through your freight forwarder, subject to our prior approval of such forwarder. We shall have the right to negotiate revisions to any payment arrangements directly with any supplier of Products and to control any shipment of the Products should we elect to exercise such rights. As we require, you and we shall jointly execute a letter to your freight forwarder advising them of our security interest in the Products and instructing the forwarder to follow any instruction we might give concerning Products or related shipping documents. We shall have the right to give any such instructions directly to any forwarders or carriers and to confirm any related matters directly with any forwarders or carriers. For each letter of credit in your favor concerning Products shipped or to be shipped to your Customer, you shall execute an "authorization to pay proceeds of letter of credit" (also commonly referred to as "assignment of proceeds") to the issuer or bank where such letter of credit is payable, in a manner acceptable to such bank and in the full amount of the letter of credit. If requested by us, you shall execute a letter to

any bank where a Letter of credit covering any Products is payable, advising such bank that we are your agent for matters concerning the letter of credit and requesting such issuer or bank to act according to our instructions concerning such letter of credit or any documents presented under it.

16. Freight, Duty, Other. Upon our request and at the sole discretion we may from time to time agree to arrange for payments to be made for freight, duty, customs clearance, handling, and other charges necessary to have the Products delivered to the warehouses or to Customers, and such payments shall become a component of the Lender Obligations and the Schedule Indebtedness.

17. Indemnification and Insurance. You will be responsible for and will indemnify us against any and all loss, cost, damage or expense suffered or incurred by us with respect to the Product and as a result of Product defects, mispackaging, mislabeling, loss, damage, spoilage or contamination of Products, whether in transit or storage, Customer returns, Customer and Supplier claims arising out of any Supplier Contract or Product Purchase Order and product liability claims. You will procure and maintain in force and effect such ocean/air cargo, storage, inland transit insurance, product liability coverage, and property damage coverage for the Products as we may require. All such coverage including product liability insurance shall have been pre-approved by us and shall name us as an additional insured. You shall provide to us copies of such insurance policies evidencing such coverage and our additional insured status.

18. Construction and Integration. Purchase Order Advances and all fees associated including Services fees and Ancillary Costs, if any, and your related covenants, representations and warranties under this Addendum shall constitute additional Obligations for purposes of and as such term is used in the Factoring Agreement. As used in the Factoring Agreement, the term "Agreement" shall mean the Factoring Agreement as modified by this Addendum. Capitalized terms used but not defined in this Addendum have the respective meanings ascribed to such terms in the Factoring Agreement. This Addendum is hereby made a part of the Factoring Agreement as if set forth in full therein.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first written above.

ROCKLAND CREDIT FINANCE LLC

By: ____________________
John Fox, President

Brooklyn Cheesecake & Desserts Company, Inc.
(formerly Creative Bakeries, Inc.)

By: ____________________
Name: Ron Schutte'
Title: CEO

J. M. Specialties, Inc d/b/a Brooklyn Cheesecake & Desserts, a/k/a Chatterly Elegant Desserts

By: ____________________
Name: Ron Schutte
Title: President